Exhibit 12

Drinker Biddle & Reath LLP

1177 Avenue of the Americas

41st Floor

New York, New York 10036-2714

(212) 248-3140 (Phone)

(212) 248-3141 (Facsimile)

www.drinkerbiddle.com

December 1, 2017

Mirae Asset Discovery Funds

625 Madison Avenue, 3rd Floor

New York, New York 10022

Re:	Plan of Reorganization with respect to the Asia Great Consumer Fund of
Mirae Asset Discovery Funds and the Asia Fund of Mirae Asset Discovery Funds, dated September 12, 2017

Ladies and Gentlemen:

We have acted as counsel to the Asia Great Consumer Fund of Mirae Asset Discovery Funds (the “Consumer Fund”) and the Asia Fund of Mirae Asset Discovery Funds (the “Asia Fund”), each a separate series of Mirae Asset Discovery Funds, a Delaware statutory trust (the “Trust”), in connection with the transfer of all of the assets of the Consumer Fund to the Asia Fund, in exchange solely for shares of the Asia Fund (the “Asia Fund Shares”) and its assumption of the Consumer Fund’s liabilities, followed by the distribution by the Consumer Fund to its shareholders of the Asia Fund Shares (collectively, the “Reorganization”), pursuant to the Plan of Reorganization of the Trust on behalf of the Consumer Fund and the Asia Fund, dated September 12, 2017 (the “Plan”). You have asked for our opinion on certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i)                 The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the Trust to which this opinion is filed as an exhibit (the “Registration Statement”), including the combined Prospectus/Information Statement of Asia Fund and Consumer Fund (the “Prospectus/Information Statement”).

Mirae Asset Discovery Funds

December 1, 2017

(ii)              The representations contained in the letter of representation from you to us, dated as of December 1, 2017 are true and complete.

(iii)            The Consumer Fund and the Asia Fund will each qualify as a “regulated investment company” under section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current taxable year.

  On the basis of the foregoing, it is our opinion that:

(1)	the Reorganization will constitute a “reorganization” within the meaning of section 368(a) of the Code, and the Consumer Fund and the Asia Fund will each be a “party to a reorganization” within the meaning of section 368(b) of the Code;

(2)	the Consumer Fund will recognize no gain or loss (a) upon the transfer of its assets to the Asia Fund in exchange for Asia Fund Shares and the assumption of the liabilities of the Consumer Fund or (b) upon the distribution of those shares to the shareholders of the Consumer Fund;

(3)	the Asia Fund will recognize no gain or loss upon the receipt of the assets of the Consumer Fund in exchange for Asia Fund Shares and the assumption of the liabilities of the Consumer Fund;

(4)	the tax basis in the hands of the Asia Fund of each asset of the Consumer Fund transferred to the Asia Fund in the Reorganization will be the same as the basis of that asset in the hands of the Consumer Fund immediately before the transfer;

(5)	the holding period in the hands of the Asia Fund of each asset of the Consumer Fund transferred to the Asia Fund in the Reorganization will include the period during which that asset was held by the Consumer Fund;

(6)	the shareholders of the Consumer Fund will recognize no gain or loss upon their receipt of Asia Fund Shares in exchange for shares of the Consumer Fund (the “ Consumer Fund Shares”);

(7)	the aggregate tax basis of the Asia Fund Shares received by each shareholder of the Consumer Fund will equal the aggregate tax basis of the Consumer Fund Shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the Asia Fund Shares received by each shareholder of the Consumer Fund will include the holding periods of the Consumer Fund Shares surrendered by that shareholder in the Reorganization, provided that the Consumer Fund Shares are held by that shareholder as capital assets on the date of the Reorganization;

Mirae Asset Discovery Funds

December 1, 2017

(9)	the Consumer Fund’s final taxable year will end on the date of the Reorganization; and

(10)	the Asia Fund will succeed to and take into account the tax attributes of the Consumer Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

The above opinions represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “The Reorganization – Federal Income Tax Consequences” in the Prospectus/Information Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/DRINKER BIDDLE & REATH LLP